SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

[X] Filed by the Registrant
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Check the appropriate box:
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    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                THE WEST COMPANY, INCORPORATED
--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.
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1) Title of each class of securities to which transaction applies:
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   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing
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[ ] Fee paid previously with preliminary materials.
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    and the date of its filing.

    1) Amount previously paid: _________________________________________________

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    4) Date filed: _____________________________________________________________

[LOGO]

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 27, 1999
                             ----------------------


Dear Shareholder,

     The 1999 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, April 27, 1999, at 9:30 A.M., to consider and take action on the following:

     1.   Re-election of three directors: Tenley E. Albright, John W. Conway and
          J. Roffe Wike, II, each for a term of three years;

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 1999;

     3. Approval of the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors; and

     4.   Any other matters that properly come before the meeting.

         Your Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.

     Only shareholders of record at the close of business, Wednesday, March 17, 1999, are entitled to notice of and to vote at the meeting or any postponement or adjournment.

     Please date, sign and return the enclosed proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                                            By Order of the Board of Directors,


                                            JOHN R. GAILEY  III
                                            Secretary

March 24, 1999

[LOGO]

                                 PROXY STATEMENT


           General Information About the Meeting and Voting of Shares

Meeting Date, Place and Time

     We, the Board of Directors of West Pharmaceutical Services, Inc., invite you to submit the enclosed proxy "vote card" for use at the Company's 1999 Annual Meeting of Shareholders. The meeting will be held on Tuesday, April 27, 1999, at 9:30 A.M., at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341. The proxy and this proxy statement are being mailed on or about March 24, 1999.

Purpose of the Meeting

     At the Annual Meeting, shareholders will act on the matters outlined in the accompanying notice of meeting, including the election of directors, ratification of the Company's independent accountants and approval of the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors. In addition, the Company's management will report on the performance of the Company and plans for the future. Following the close of the formal meeting, management will respond to questions from shareholders and other attendees.

Voting Rights

     You may vote at the meeting, or any postponement or adjournment of the meeting, only if you were the record owner of the Company's common stock at the close of business on March 17, 1999. You are entitled to one vote for each share owned.

Quorum

     A quorum is necessary to take action at the meeting. A quorum means that shareholders of record holding at least a majority of the outstanding shares are present, either in person or represented by proxy. As of the record date, 15,099,072 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Procedures

     You may vote "FOR," "AGAINST," or "WITHHOLD" your vote on, each of the directors. You may vote "FOR," "AGAINST," or "ABSTAIN" from voting on, the proposals to ratify the appointment of independent accountants and to approve the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors.

     If you complete and properly sign the accompanying proxy vote card and return it to the Company, it will be voted as you direct. A pre-addressed envelope is enclosed for your convenience. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. If any of your shares are held in "street name" and you wish to vote those shares at the meeting, you will need to obtain a proxy from the institution that holds those shares.

Changing Your Vote

     Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Company's Secretary either a notice of revocation or a duly executed proxy bearing a later date. You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Counting of Votes

     Abstentions are counted toward the quorum requirement. Directors are elected by a plurality of the votes cast at the meeting. A properly executed proxy marked "WITHHOLD AUTHORITY" for the election of one or more directors will not be voted on the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     A majority of votes cast "FOR" Proposals 2 and 3 is required for shareholder approval of those proposals. A properly executed proxy marked "ABSTAIN" with respect to either of these proposals will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will not be counted as votes cast and, therefore, will have no effect on the outcome of the vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted on. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Our Recommendations

     If you do not mark your voting instructions on a signed and returned card, the persons named as proxy holders on the proxy card will vote according to our recommendations. Our recommendations, together with the description of each item, are described in this proxy statement. In summary, we recommend a vote "FOR" each of the three proposals listed in the notice of meeting accompanying this proxy statement.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as we recommend or, if we make no recommendation, in their own discretion. We are not aware of any matters to be presented at the meeting other than those set forth in the notice of meeting.

                       PROPOSAL #1: ELECTION OF DIRECTORS

     Our Board of Directors has three classes. Each year, the directors in one class are elected to serve a three-year term. We may increase or decrease the size of the Board, elect directors to fill vacancies on the Board and assign directors to a class.

     We have nominated Tenley E. Albright, John W. Conway and J. Roffe Wike, II, for election as Class III directors at the 1999 Annual Meeting. All of the nominees are incumbent directors. Each nominee has agreed to be named and to serve if elected.

     If any nominee becomes unavailable, which we do not expect, the Board's Nominating and Corporate Governance Committee will recommend to us a replacement nominee. We may then designate the other nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her designated replacement.

--------------------------------------------------------------------------------
             Class III Director Nominees For Terms to Expire in 2002
--------------------------------------------------------------------------------

Tenley E. Albright, M.D.      Dr. Albright, age 63, is a physician and surgeon.
Director since 1993           She is Chairman of Western Resources, Inc. and a
                              member of the Corporation of the New England
                              Baptist Hospital and Woods Hole Oceanographic
                              Institution. Dr. Albright is a director of State
                              Street Bank and Trust Company, State Street Boston
                              Corporation and Whitehead Institute for Biomedical
                              Research. She is also Chairman of the Board of Regents, National Library of Medicine at the
                              National Institute of Health. She is C Medical
                              School.

John W. Conway                Mr. Conway, age 53, has been a director since 1997
Director since 1997           and President and Chief Operating Officer since
                              1998 of Crown, Cork & Seal Company, Inc., a supplier of packaging products. He was its Executive Vice President, Americas Division from
                              1996 to 1998 and prior thereto, its President, International Division.

J. Roffe Wike, II             Mr. Wike, age 72, was Senior Partner and a
Director since 1962           director of Cooke & Bieler, investment counselors,
                              until his retirement in 1994.


                 We recommend that you vote FOR these nominees.


--------------------------------------------------------------------------------
                  Class I Directors Whose Terms Expire in 2000
--------------------------------------------------------------------------------

William G. Little             Mr. Little, age 56, has been Chairman of the Board
Director since 1991           of the Company since 1995 and Chief Executive
                              Officer since 1991. He was also the Company's
                              President from 1991 to 1998. Mr. Little is a director of Fox Chase Cancer Center and Cytyc
                              Corporation.


William H. Longfield          Mr. Longfield, age 60, is Chief Executive Officer
Director since 1995           and Chairman of the Board of C. R. Bard, Inc., a
                              medical device manufacturer. He is a director of HCR Manor Care, Inc., the Health Industry
                              Manufacturers Association, Horizon Health
                              Corporation and Atlantic Health System.

Monroe E. Trout, M.D.         Dr. Trout, age 67, has been Chairman of the Board
Director since 1991           of Cytyc Corporation, a medical diagnostic
                              company, since January 1998 and is Chairman
                              Emeritus of American Healthcare Systems, a network of integrated healthcare systems, where he was Chairman of the Board, President and Chief
                              Executive Officer until his retirement in 1995. He was Chief Executive Officer of Cytran Inc., a biotechnology company, from March 1996 to July
                              1996. Dr. Trout is a director of Science
                              Applicatio Baxter International Inc. and the
                              University of California San Diego Foundation.

Anthony Welters               Mr. Welters, age 44, is Chairman, President and
Director since 1997           Chief Executive Officer of AmeriChoice
                              Corporation, a managed health-care services holding company, and its predecessor companies.
                              Mr. Welters is a director of C. R. Bard, Inc.,
                              Health Care Leadership Council, New York
                              University School of Law, the National Board of the Smithsonian Institution and Vice Chair of
                              Morehouse School of Medicine.

--------------------------------------------------------------------------------
                  Class II Directors Whose Terms Expire in 2001
--------------------------------------------------------------------------------

George W. Ebright             Mr. Ebright, age 60, retired in 1995 from Cytogen
Director since 1992           Corp., a biotechnology pharmaceutical company,
                              where he was Chairman of the Board and Chief
                              Executive Officer. He is a director of NABI and Arrow International Incorporated.

L. Robert Johnson             Mr. Johnson, age 57, is Managing General Partner
Director since 1989           of Founders Capital Partners, L.P., a venture
                              capital partnership. He is a director of Genetic
                              Microsystems Inc., Axint Technologies Corp., RSVP
                              Information Inc., Telesales Inc. and Agris
                              Corporation. Mr. Johnson is a member of the Corporation of the Massachusetts Institute of Technology and a trustee of the Maryland Institute
                              - College of Art.

John P. Neafsey               Mr. Neafsey, age 59, is President of JN
Director since 1987           Associates, an investment consulting firm. He is
                              Chairman of the Board of Alliance Coal Company, an advisory director of The Beacon Group of New York,
                              Chairman of the Management Policy Council, and a director of Longhorn Partners Pipeline Company and
                              Provident Mutual Life Insurance Company of
                              Philadelphia. Mr. Neafsey is a trustee of Cornell
                              University.

Geoffrey F. Worden            Mr. Worden, age 59, is President of South Street
Director since 1993           is a director of Princess House, Inc. and is
                              Chairman of the Board of Directors of the New York
                              City Outward Bound Center.


                   PROPOSAL #2: RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT ACCOUNTANTS

     Upon recommendation of the Board's Audit Committee, we reappointed PricewaterhouseCoopers LLP as independent accountants for the Company in 1999, subject to ratification by shareholders. If the appointment is not ratified, we will consider the appointment of other auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to questions from shareholders.


        We recommend that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 1999.

      PROPOSAL #3: APPROVAL OF THE 1999 NON-QUALIFIED STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS


Background and Purpose of the 1999 Option Plan

     We are seeking shareholder approval of the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1999 Option Plan") adopted by us in March 1999. The 1999 Option Plan would replace the 1992 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended (the "1992 Option Plan"), which would be terminated upon adoption of the new plan. Under the 1992 Option Plan stock options to purchase 1,500 shares of the Company's common stock are granted each year to each director who is not an employee of the Company. Each grant of stock options under the 1992 Option Plan "vested," or became exercisable, one year after its grant date.

     The 1999 Option Plan would award each non-employee director in office at the 1999 Annual Meeting up to two stock options for 4,500 shares that vest over a three-year period. These options would be granted on the date of this year's Annual Meeting and (assuming they continue in office) on the date of the annual meeting in 2002. Directors who join the Board after the 1999 Annual Meeting would receive similar options, but covering a proportionately fewer number of shares, depending on when they are first elected. The number and timing of option grants are described more fully below.

     The purpose of awarding grants with an extended vesting schedule, which is consistent with recent stock-option grants to the Company's senior management, is to provide greater incentive to outside directors to achieve long-term and consistent growth in shareholder value, as measured by stock-price growth. In doing so, the 1999 Option Plan is intended to assist the Company attract and retain the services of knowledgeable and experienced non-employee directors.

     If the 1999 Option Plan is not approved, we intend to continue the 1992 Option Plan until its current expiration date on the day immediately following the annual meeting of shareholders in 2001.

Eligibility

     Participation in the 1999 Option Plan would be limited to non-employee directors of the Company, meaning directors who are not employees of the Company or any of the Company's subsidiaries (as defined in section 424 (f) of the Internal Revenue Code of 1986, as amended). There are currently 10 non-employee directors.

Term and Termination

     If the 1999 Option Plan is approved by shareholders, it would take effect on April 27, 1999, the date of the 1999 Annual Meeting of Shareholders, and would terminate January 1, 2005. No options would be granted after the termination date. All options outstanding on the termination date would expire according to their terms.

Awards and Grants Under the 1999 Option Plan

     Under the 1999 Option Plan, each non-employee director in office on April 27, 1999, the date of the 1999 Annual Meeting, would be entitled to receive a stock option to purchase 4,500 shares of common stock on that date. Each of these directors who remains in office through the 2002 annual meeting of shareholders would receive another 4,500-share option at that time. Non-employee directors who join the Board after the 1999 Annual Meeting and before January 1, 2005 would be eligible to receive up to three stock options covering a total of between 8,250 and 750 shares, depending on the date of his or her first election. No eligible director could receive more than a total of 9,000 shares under the 1999 Option Plan.

     All options granted under the 1999 Option Plan would become exercisable in three equal annual installments on the first through third anniversaries of the grant date. Each stock option would expire 10 years from the date of grant, unless exercised earlier or terminated under the terms of the 1999 Option Plan.

The following table shows the size of the options and the timing of their grant for all eligible directors under the 1999 Option Plan, assuming that each director continues in office through January 1, 2005.


                                            Shares Underlying Stock Options and Date of Option Grant
                                  ---------------------------------------------------------------------------
                                                                      Annual Meeting Date
                                                 ------------------------------------------------------------
      Date Director               Election
       Joins Board                  Date         1999     2000     2001     2002     2003     2004     Totals
-------------------------------------------------------------------------------------------------------------
On or before 1999 Annual Meeting                4,500                      4,500                        9,000

After 1999 Annual Meeting
and before January 1, 2000           750                 3,000             4,500                        8,250

Between January 1, 2000 and
2000 Annual Meeting                                      3,000             4,500                        7,500

After 2000 Annual Meeting
and before January 1, 2001           750                          1,500    4,500                        6,750

Between January 1, 2001 and
2001 Annual Meeting                                               1,500    4,500                        6,000

After 2001 Annual Meeting
and before January 1, 2002           750                                   4,500                        5,250

Between January 1, 2002 and
2002 Annual Meeting                                                        4,500                        4,500

After 2002 Annual Meeting
and before January 1, 2003           750                                            3,000               3,750

Between January 1, 2003 and
2003 Annual Meeting                                                                 3,000               3,000

After 2003 Annual Meeting
and before January 1, 2004           750                                                     1,500      2,250

Between January 1, 2004 and
2004 Annual Meeting
                                                                                             1,500      1,500
After 2004 Annual Meeting
and before January 1, 2005           750                                                                  750


Exercise Price

     The exercise price for all options granted under the 1999 Option Plan would be 100% of the fair market value of the Company's common stock, generally measured by the average of the highest and lowest prices of actual sales of the Company's common stock on the New York Stock Exchange on the grant date. Option holders would be able to pay the exercise price either in cash, in common stock (having a fair market value on the exercise date equal to the total option exercise price), or in a combination of cash and stock. If payment of the exercise price is made in shares, the option holder may elect to deliver previously owned shares or have the Company withhold a portion of the shares to be received.

Time of Exercise

     General. Options under the 1999 Option Plan would become immediately exercisable if an eligible director retires from the Board and would remain exercisable for one year following retirement (but no longer than six months after death). Options (if otherwise exercisable) could be exercised for up to 90 days after termination of board service for any reason other than retirement or removal for cause. Any unexercised option would terminate upon an eligible director's removal for cause. During the non-employee director's lifetime, options granted under the 1999 Option Plan could only be exercised by that director and would not be transferable except by will, by the laws of inheritance or under a qualified domestic relations order.

     Accelerated Vesting. For each 4,500-share option grant, a three-year "benchmark" stock price would be set assuming a 10% annual growth rate in the market price of the Company's common shares on the grant date. If the trading price of the Company's common stock exceeds this benchmark and the average trading price exceeds the benchmark level for at least 30 days, any unvested portion of the option would immediately become exercisable.

     In addition, all options granted under the 1999 Option Plan would immediately become exercisable if a "change in control" occurs. A change in control is generally defined as any such event that requires a report to the Securities and Exchange Commission, and includes any acquisition or other transaction that results in a change in ownership of more than 50% of the Company's stock or a change in the majority of the Board over a two-year period that is not approved by at least two-thirds of the directors.

Shares Eligible for Delivery Under the 1999 Option Plan

     The 1999 Option Plan authorizes a maximum of 125,000 shares of common stock to be delivered upon exercise of options. Such shares could be authorized and unissued shares or treasury shares. We consider this amount sufficient to award two 4,500-share stock options to each current director plus options to new directors who may join the Board as a result of retirements during the plan term. The authorized share amount includes shares that remain available under the 1992 Option Plan after its termination. We could adjust the total number of shares authorized to reflect a change in the number or kind of outstanding shares due to a corporate transaction or reorganization.

Administration and Amendments

     We have the power to interpret the Plan's provisions, supervise the 1999 Option Plan's administration and make all determinations necessary or advisable to administer the 1999 Option Plan. We may amend or discontinue the 1999 Option Plan, subject to the requirement of shareholder approval when necessary to comply with any tax or regulatory requirements. Rights under outstanding options, however, could not be adversely affected without the consent of the option holder.

Other Information

     Certain Federal Income Tax Consequences. Options granted under the 1999 Option Plan would not be intended to qualify as "incentive stock options" as that term is defined in Section 422A of the Internal Revenue Code of 1986, as amended. The exercise of a non-qualified stock option would result in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Upon the sale of stock acquired through exercise of a non-qualified stock option, the gain (measured by the difference between the sale price and the amount included in income upon exercise of the option plus the option price) would be short-term or long-term capital gain. At the time of a subsequent sale of any shares obtained upon the exercise of an option, any gain or loss would be a capital gain or loss to the option holder.

     Market Value of Common Stock. The closing market price of the Company's common stock as reported on the New York Stock Exchange Composite Transactions listing on March 19, 1999 was $34.875 per share.


        We recommend that you vote FOR adoption of the 1999 Option Plan.

                INFORMATION ABOUT THE BOARD AND BOARD COMMITTEES

Board of Directors

     We have designated directors who are independent of management as "independent directors." All of the directors, other than the Company's Chief Executive Officer William G. Little, are independent directors. The independent directors' primary duties are to evaluate the performance of the Company's Chief Executive Officer, to assure that he has appropriate leadership succession plans and to review and monitor achievement of his long-range strategic plans for the Company. One independent director i designated as the "Chairman, Independent Directors." The Chairman, Independent Directors confers with the Chief Executive Officer on the Board's agenda items and information requirements. He also calls meetings of the independent directors. Monroe E. Trout is the current Chairman, Independent Directors.

     The Board met seven times last year and the independent directors met once. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served, except John W. Conway, who attended four of the seven board meetings.

Board Committees

     The Board has four standing committees: Audit, Compensation, Finance and Nominating and Corporate Governance. Last year, the Audit Committee and the Compensation Committee each met four times, the Finance Committee met six times and the Nominating and Corporate Governance Committee met five times.

     The Audit Committee performs the following functions: (1) recommends annually to the Board the appointment of a firm of independent accountants for the Company; (2) reviews the fees paid to the independent accountants; (3) reviews with the accountants the scope and results of each annual audit; and (4) reviews with the accountants and the Company's financial officers their comments and recommendations. Directors Johnson (Chairman), Albright, Conway, Welters and Worden serve on the Audit Committee.

     The Compensation Committee determines the Company's compensation arrangements with executive management and reports its actions to us. This Committee also administers the Company's management incentive compensation plans. Directors Longfield (Chairman), Ebright, Neafsey and Trout serve on the Compensation Committee.

     The Finance Committee serves as our liaison with management on important financial transactions and financial-policy matters. The Finance Committee also consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures, major capital-expenditure requests and similar matters. The Committee makes recommendations on these matters to us. Directors Neafsey (Chairman), Conway, Ebright, Johnson, Wike and Worden serve on the Finance Committee.

     The Nominating and Corporate Governance Committee recommends nominees to be elected to the Board and appointments to board committees and evaluates and makes recommendations on director candidates. After review by the independent directors, this Committee formally recommends to us a successor to the Chief Executive Officer. The Nominating and Corporate Governance Committee also reviews the Company's legal compliance policies and programs periodically with the Company's General Counsel. The members of the Nominating and Corporate Governance Committee are Directors Trout (Chairman), Albright, Longfield, Wike and Welters.

Compensation of Directors

     Each independent director receives an annual retainer of $20,000. He or she also receives $1,500 for each board and independent-director meeting and $1,000 for each committee meeting attended. An additional annual fee of $3,500 is paid to the chairman of each board committee and to the Chairman, Independent Directors. Directors may defer all or any part of their director's fees. Deferred fees may be placed either in an interest-bearing cash account or in a cash-only "phantom stock" account. " Phantom stock" parallels the performance of the Company's common stock. Directors receive their deferred fees upon their retirement or termination as a director.

     After five years of service on the Board, each independent director becomes entitled to receive an annual retirement benefit. This benefit commences upon retirement after age 60 and runs until the earlier of 15 years or the director's death. The amount of the benefit is between 50% and 100%, depending on the length of service, of his or her base annual retainer at the time of retirement.

     Non-employee directors also receive annually an option to acquire 1,500 shares of common stock under the 1992 Option Plan. Each option expires five years from the date of grant. However, as described above under the caption "Background and Purpose of the 1999 Option Plan" on page 5, if the 1999 Option Plan is approved by shareholders the 1992 Option Plan would be terminated and directors would receive no options under 1992 Option Plan this year. Instead, each non-employee director would receive a option to purchase 4,500 shares that would vest in three annual installments of 1,500 shares each under the 1999 Option Plan.

                           OWNERSHIP OF COMPANY STOCK

     The following table and footnotes contain information about persons who beneficially own more than 5% of the outstanding common stock as of March 19, 1999. Except as indicated below, the beneficial owners have sole voting and investment power over the shares shown opposite their names. This table was compiled from Company records and Securities and Exchange Commission share-ownership reports. The amount of shares beneficially owned is as of March 19, 1999, except as noted in the accompanying footnotes.

--------------------------------------------------------------------------------
                                                      Amount and         Percent
Name and Address of                              Nature of Beneficial      of
 Beneficial Owner                                     Ownership           Class
--------------------------------------------------------------------------------
Jean Wike Faust .................................    1,255,108(1)          8.3%
  16 Fox Chase Road
  Malvern, PA 19355

First Union Corporation .........................      795,705(2)          5.2%
  One First Union Center
  Charlotte, NC 28288-0137

Franklin Resources, Inc. ........................    1,524,800(3)         10.0%
  777 Mariners Island Blvd.
  6th Floor
  San Mateo, CA 94404

Lazard Freres & Co. LLC .........................    1,318,907(4)          8.7%
  30 Rockefeller Plaza
  New York, NY 10020

Trimark Financial Corporation ...................      811,300(5)          5.3%
  One First Canadian Place
  Suite 5600
  P.O. Box 487
  Toronto, ON M5X 1E5

William S. West..................................      950,047(6)          6.2%
  101 Gordon Drive
  Lionville, PA 19341

J. Roffe Wike, II ...............................    1,626,339(1)(7)      10.7%
  2125 Twinbrook Road
  Berwyn, PA  19312

----------
(1) Includes 226,000 shares held by a trust of which Mrs. Faust is the sole beneficiary. As trustee, J. Roffe Wike, II, the brother of Mrs. Faust, has sole investment and voting power over those shares. Also includes 576,328 shares held by a trust as to which Mrs. Faust and Mr. Wike share voting and investment power.

(2) Based upon information as of December 31, 1998 set forth in a Schedule 13G filing made by First Union Corporation dated February 11, 1999. Includes
     (i) sole voting power with respect to 63,353 shares, (ii) shared voting power with respect to 86,088 shares, (iii) sole investment power with respect to 43,801 and (iv) shared investment power with respect to 651,686 shares.

(3) Based upon information as of December 31, 1998 set forth in a Schedule 13G filing made by Franklin Resources, Inc. dated December 8, 1998. Includes
     (i) sole voting power with respect to 1,406,800 shares and (ii) sole investment power with respect to 1,517,800 shares.

(4) Based upon information as of December 31, 1998 set forth in a Schedule 13G filing made by Lazard Freres & Co. LLC dated February 10, 1999. Includes
     (i) sole voting power with respect to 1,027,207 shares and (ii) sole investment power with respect to 1,318,907 shares.

(5) Based upon information as of December 31, 1998 set forth in a Schedule 13G filing made by Trimark Financial Corporation dated February 1, 1999.

(6) Includes shared voting power over 446,264 shares. Does not include 184,074 shares owned by Mr. West's wife because he disclaims beneficial ownership of those shares.

(7) Includes options to acquire 7,500 shares under the Company's 1992 Option Plan. Does not include 7,840 shares owned by Mr. Wike's wife because he disclaims beneficial ownership of those shares.

     The following table shows the beneficial ownership of common stock by each director, each executive officer named in the Summary Compensation Table on page 13 and all directors and executive officers as a group. The plan amounts are included as of December 31, 1998 and all other information is as of March 19, 1999. Also included are "phantom-stock" units held in deferred-compensation accounts by directors. Where a director or executive officer has the right to acquire shares within 60 days after March 19, 1999, through the exercise of stock options, these shares are treated as beneficially owned by the individual and as outstanding when computing the percentages owned by the individual and the group. The amounts include shares of common stock beneficially owned by the individuals, common stock underlying stock options and stock granted under the Company's incentive compensation plans and Savings Plan. The table is compiled from information provided by the individuals and from Company records.


-------------------------------------------------------------------------------------------------------------------------
                                                                                 Right to Acquire        Phantom Stock
                                           Shares Owned        Percent of        Ownership Under          Units Under
                                           Directly and       Common Stock     Options Exercisable    Directors' Deferred
Name                                     Indirectly(1)(2)     Outstanding         Within 60 Days       Compensation Plan
-------------------------------------------------------------------------------------------------------------------------
Tenley E. Albright                              1,500              *                  6,000
John W. Conway                                      0              *                  1,500
J. E. Dorsey                                    9,971              *                 57,000
George W. Ebright                               2,500              *                  7,500
Steven A. Ellers                                7,125              *                 37,000
Lawrence P. Higgins                             1,395              *                 19,000
L. Robert Johnson                               7,500              *                  6,000
William G. Little                              58,881              *                 73,000
William H. Longfield                            1,000              *                  4,500                   3,394
Donald E. Morel, Jr.                            4,295              *                 28,461
John P. Neafsey                                 4,417              *                  6,000                   3,615
Monroe E. Trout                                 5,000              *                  6,000                  10,387
Anthony Welters                                   300              *                  3,000
J. Roffe Wike, II                           1,618,839            10.7%                7,500                  13,006
Geoffrey F. Worden                              3,500              *                  6,000                   4,428
All directors and executive officers
    as a group (20 persons)                 1,787,334            13.9%              368,161                  34,830

------------------

* Indicates ownership of less than 1% of the shares outstanding.

(1) These amounts include restricted shares granted under the Company's Management Incentive Bonus Plan, as follows: Mr. Little -- 1,566 shares; Mr. Dorsey -- 863 shares; Mr. Ellers -- 350 shares; Mr. Morel -- 340 shares; Mr. Higgins -- 258 shares; and all directors and executive officers as a group -- 4,723 shares. The holders of restricted shares have voting power over the shares. The restricted shares are subject to transfer and forfeiture restrictions.

(2) These amounts include shares granted as the Company's contributions under the Company's Savings Plan, as follows: Mr. Little -- 930 shares;
     Mr. Dorsey -- 418 shares; Mr. Ellers -- 1,129 shares; Mr. Morel -- 312 shares; Mr. Higgins -- 95 shares; and all directors and officers as a group -- 7,820 shares. The holders of Savings Plan shares have voting power over the shares. These shares vest in five equal annual installments over the first five years of service for the Company.


                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     The overriding philosophy governing the Company's senior executive compensation program is the alignment of shareholder and management interests by rewarding management for adding value to the business and achieving results that reflect constantly improving performance.

     The components of compensation are base salary, annual incentive bonus and long-term incentive compensation in the form of stock options. Consistent with the Company's policy of attracting and retaining the highest caliber employees, base salaries are targeted to the median of comparable positions, while total compensation opportunity (i.e., base salary, bonus and stock options) is designed to provide superior reward opportunities for superior results. Rewards are earned primarily based on the level of achievement of performance goals established by the Board of Directors. Individual performance also is a consideration in the final determination of bonus awards.

     Long-term incentive programs are designed to provide management with the opportunity to create wealth by participating in the consistent improvement of shareholder value.

     A significant portion of executive compensation is "at risk." As described in more detail below, annual bonuses are tied to achievement of financial and strategic targets, and the value of stock options is dependent on an increase in market value of common stock over the exercise price. In making compensation decisions, the Committee relies heavily on survey data and recommendations from an outside compensation consultant.

     To further align management and shareholder interests, the Committee has developed share-ownership goals, which call for executive officers to own common stock with a market value equal to specified multiples of the executive's base salary, ranging from 200% of base salary for senior executives to 500% of base salary for the CEO. The Committee would like executives to reach their goal within five to seven years of attaining their position. The Committee annually reviews each executive's progress toward meeting his or her goal and has asked the CEO to develop a plan for increasing the share ownership of executives who fall short of their goals.

Base Salaries

     In setting 1998 base salaries, the Committee relied primarily on competitive market compensation data from four separate surveys of general industry, which were compiled by a compensation consultant. The Committee also considered recommendations of the Chief Executive Officer regarding individual performance of other executives and their relative experience. All of the named executive officers' base salaries for 1998 approximated the surveys' market consensus median level.

Management Incentive Bonus Plan

     Each of the named executive officers participates in the Company's Management Incentive Bonus Plan (the "Bonus Plan"). Payouts under the Bonus Plan are based 75% on achievement of a specific corporate financial performance target and 25% on achievement of strategic, non-financial goals. Bonus Plan participants receive a full payout if the Company reaches its financial target and all of the other goals are met. A higher payout is made when the Company exceeds its financial target and no payout is made if the actual financial performance is less than the prior year's performance.

     To encourage share ownership, one-fourth of a Bonus Plan participant's after-tax annual bonus is paid in shares of common stock, referred to as "bonus shares." Each participant also receives a number of additional, restricted shares equal to 25% of the number of bonus shares received. The restricted shares are forfeited if the bonus shares are transferred within four years of the date of grant.

     The Committee used earnings-per-share (EPS) as the corporate financial performance measurement for 1998. The 1998 EPS target under the Bonus Plan (representing 75% of the bonus payout opportunity) corresponded to the EPS target contained in management's operating plan for that year, which was approved by the Board of Directors in December 1997. At that time, the Committee decided to reserve the remaining 25% bonus opportunity to its discretionary evaluation of management's success in accomplishing acquisitions and other activities related to the Company's strategy to broaden its offering of products and services.

     The Committee decided to pay the named executives and Mr. Little 96.2% of their bonus opportunity for 1998. This payout was based on the Committee's confirmation that 96.2% of the 1998 EPS target had been achieved and the Committee's judgment that management substantially achieved its 1998 objectives. Based on the bonus payout, Mr. Little received a bonus of $352,813, which included 1,482 bonus shares. He also received 371 restricted shares. The other named executives also were paid in a combination of cash, bonus and restricted shares.

Long-Term Incentive Compensation

     Stock options are granted in numbers that are targeted to produce a long-term compensation opportunity consistent with comparable positions within general industry, based on a value determined by the Black-Scholes valuation method. All options are granted with an exercise price equal to the fair market value of a share of common stock on the grant date. In addition, the option agreements contain forfeiture provisions, which will cause any unexercised option to expire immediately if the executive engages in conduct detrimental to the Company such as competitive activities. The named executive officers received no grants of stock options in 1998.

Deductible Compensation under the Tax Laws

     Under section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer and its four most-highly compensated executive officers other than the CEO. "Qualified performance-based compensation" and certain other compensation is not subject to the deduction limitation. The Board of Directors has taken action to ensure that awards of stock options, bonus and incentive shares under the Company's incentive plans will be treated as qualified performance-based compensation and, therefore, remain tax deductible by the Company. While there is no firm policy on whether to permit executive compensation to exceed the $1,000,000 limit, the Committee periodically monitors the compensation of Company executives and believes that no tax deductions for executive compensation will be lost in the near future.

                        William H. Longfield, Chairman
                        George W. Ebright
                        John P. Neafsey
                        Monroe E. Trout

                    COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

     The following table contains information on compensation paid to the Chairman and Chief Executive Officer and the four other most highly compensated executive officers of the Company.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Long-Term
                                          Annual Compensation                          Compensation Awards
                                      --------------------------                    -------------------------
                                                                      Other          Restricted    Securities
                                                                      Annual            Stock      Underlying        All Other
Name & Principal Position      Year   Salary($)(1)   Bonus($)(1)  Compensation($)   Award(s)($)(2)  Options(#)   Compensation($)(3)
-----------------------------------------------------------------------------------------------------------------------------------
William G. Little              1998     482,634      352,813         17,879            12,161            -0-          16,374
   Chairman and                1997     461,538      371,902          6,376            12,819        165,000          14,701
   Chief  Executive Officer    1996     438,240      291,074          4,329            10,083            -0-          14,002

J. E. Dorsey                   1998     314,722      213,227         12,270             7,350            -0-           9,436
   President and               1997     284,320      198,193          4,703             6,831         90,000           8,525
   Chief Operating Officer     1996     262,701      155,898          3,674             5,387         15,000           7,877

Steven A. Ellers               1998     207,022      101,979          7,374             3,403            -0-           6,205
   Senior Vice President,      1997     173,287       78,077          5,754             3,257         55,000           5,181
   Finance and Administration  1996     160,579       57,561          5,754             2,403         10,000           4,765

Donald E. Morel, Jr.           1998     203,755       80,038          6,839             3,339            -0-           6,107
   Group President             1997     173,237       78,077          6,375             3,199         55,000           5,181
                               1996     158,212       57,561          4,414             2,287         10,000           4,743

Lawrence P. Higgins            1998     188,662       83,497          7,579             3,362            -0-           5,657
   Vice President, Operations  1997     180,950       77,656          6,686             3,127         55,000             -0-
                               1996     109,744       48,470          3,858             1,520            -0-             -0-

-----------------
(1) The Bonus columns include the value of any bonus (unrestricted) shares awarded under the Bonus Plan, but not the value of any restricted shares, which are shown in the Restricted Stock Award(s) column. Bonuses are paid in the fiscal year following the fiscal year in which they are earned.

(2) Restricted stock awards are made in the fiscal year following the fiscal year in which they are earned. Restricted stock awards vest four years from the grant date. Values are determined by multiplying the number of shares awarded by the closing market price of the Company's common stock on the grant date, which was $27.63 for 1996, $31.38 for 1997 and $32.82 for 1998
     awards. Dividends are paid on restricted stock and reinvested in additional shares of common stock.

     The following table contains information on the restricted stock held by the named executives at December 31, 1998. Values are determined by multiplying the number of shares by $35.69, the December 31, 1998 closing price of the common stock.

                            Number of Restricted        Current Market Value
Name                            Shares Held           of Restricted Shares Held
--------------------------------------------------------------------------------
William G. Little                  1,195                      $42,650
J. E. Dorsey                         639                       22,806
Steven A. Ellers                     220                        7,851
Lawrence P. Higgins                  155                        5,532
Donald E. Morel, Jr.                 238                        8,494

(3) Represents Company contributions under the Company's Savings Plan and Non-Qualified Deferred Compensation Plan for Designated Executive Officers. With respect to Mr. Little, includes for 1998, 1997 and 1996 term life insurance premiums paid by the Company of $1,901, $860 and $860, respectively.

1998 Stock Option Exercises and Year-End Option Values

     The following table shows how many stock options were exercised by each of the named executive officers in 1998. It also shows the number and value of their unexercised options as of December 31, 1998.

                 Aggregated Option Exercises in Last Fiscal Year
                         and 1998 Year-End Option Values


                      Shares                               Number of Shares                Value of Unexercised
                     Acquired                           Underlying Unexercised                 In-the-Money
                        on            Value                Options Held at                     Options at
        Name        Exercise(#)    Realized($)(1)         Fiscal Year-End(#)             Fiscal Year-End($)(1)(2)
---------------------------------------------------------------------------------------------------------------------
                                                     Exercisable    Unexercisable      Exercisable      Unexercisable
                                                     -----------    -------------      -----------      -------------
W. G. Little          30,000         496,875           103,000         212,000          1,044,040         1,268,960
J. E. Dorsey           8,000          87,131            65,000          60,000            623,310           376,800
S. A. Ellers           4,500          44,659            41,500          36,000            401,635           226,080
D. E. Morel            1,439          13,131            36,561          36,000            345,051           226,080
L. P. Higgins            -0-             -0-            19,000          36,000            138,420           226,080

----------
(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, multiplied by the difference between the closing price of the Company's common stock on December 31, 1998 ($35.69) and the exercise price of the options.

Pension Plan Table

     The following table shows estimated annual retirement benefits payable to participants in the Company's Salaried Employees' Retirement Plan (the "Retirement Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals 1.9% of the average of a participant's five highest consecutive calendar years of earnings out of the participant's last ten calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of such earnings multiplied by his or her years of service in excess of 25 but not more than 35 years.

     In general, the earnings covered by the Retirement Plan are base salary, bonuses and non-deferred cash payments, including a participant's contributions to the Company's Savings Plan. The figures shown include benefits payable under the Retirement Plan and the Company's related supplemental plans for certain individuals. The figures are stated before reduction for Social Security payments. Although age 65 is the normal retirement age under the Retirement Plan, participants may retire upon reaching age 55. The amount of the benefit in such cases will be reduced by 1/4 of 1% for each month for ages 60-64 and 1/3 of 1% for each month from ages 55-59.

                               Pension Plan Table


                                               Estimated Annual Retirement Benefits
                                                Years of Pension Plan Participation
                             --------------------------------------------------------------------------
        Five-Year
 Average Annual Earnings         15             20                25              30             35
-------------------------------------------------------------------------------------------------------
        $200,000             $  57,000      $  76,000         $  95,000        $100,000        $105,000
         250,000                71,250         95,000           118,750         125,000         131,250
         300,000                85,500        114,000           142,500         150,000         157,500
         400,000               114,000        152,000           190,000         200,000         210,000
         500,000               142,500        190,000           237,500         250,000         262,500
         600,000               171,000        228,000           285,000         300,000         315,000
         650,000               185,250        247,000           308,750         325,000         341,250
         700,000               199,500        266,000           332,500         350,000         367,500
         750,000               213,750        285,000           356,250         375,000         393,750
         800,000               228,000        304,000           380,000         400,000         420,000
         850,000               242,250        323,000           403,750         425,000         446,250

     As of December 31, 1998, the credited full years of service for the named executive officers were as follows: Mr. Little -- 23 years; Mr. Dorsey -- 6 years; Mr. Ellers -- 15 years; Mr. Morel -- 6 years; and Mr. Higgins -- 2 years.

Employment and Other Agreements

     Mr. Little has an employment agreement with the Company under which he serves as Chief Executive Officer. His base annual salary is determined according to Company compensation-review policies. The agreement also entitles him to participate in the Company's annual and long-term incentive plans. The Company may terminate his employment by giving two years' prior notice or earlier for cause, or due to disability or death.

     The Company has entered into agreements with each of the named executive officers that provide benefits if their employment is terminated following a change in control of the Company. These agreements are designed to assist the Company in attracting and retaining highly qualified executives and to help ensure that, if the Company is faced with an unsolicited tender offer proposal, its executives will continue to manage the Company without being unduly distracted by the uncertainties of their persona affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

     Each executive is entitled to receive severance compensation under his agreement if, within two years following a change in control of the Company, he resigns following a constructive termination of his employment or his employment is terminated by the Company other than by reason of death, disability, willful misconduct or normal retirement. The severance compensation includes the immediate vesting of the executive's interest, if any, in the Company's employee-benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following termination. A "change in control" is generally defined as any such event that requires a report to the Securities and Exchange Commission, but includes any acquisition or other transaction that results in a change in ownership of more than 50% of the Company' stock or a change in the majority of the Board over a two-year period that is not approved by at least two-thir of the directors. Each agreement prohibits the executive from being employed by any competitor of the Company or competing with the Company in any part of the United States (any market or territory, in the case of Mr. Little) for up to one year following employment termination for any reason. The payment of severance compensation is not conditioned upon the executive seeking other employment and is not subject to reduction if the executive secures other employment consistent with the agreement.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the cumulative total return to holders of the Company's common stock with the cumulative total return of the Standard & Poor's 400 Industrials Limited Index (the "S&P 400") and of a Company-selected peer group for the five years ended December 31, 1998. Cumulative total-return-to-shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus the per-share price change for the period by the share price at the beginning of the period. The Company's cumulative shareholder return is based on an investment of $100 on December 31, 1993 and is compared to the cumulative total return of the S&P 400 and peer group over the period with a like amount invested.

     The peer-group companies were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The peer group is composed of Amphenol Corporation, Andrew Corporation, Applied Magnetics Corporation, Augat Inc., Beckman Instruments, Inc., C. R. Bard, Inc., CTS Corp., Millipore Corporation, Pall Corporation, The Perkin-Elmer Corporation, Sealed Air Corporation and Thomas & Betts Corporation.

                           TOTAL SHAREHOLDER RETURNS
                             (Dividends Reinvested)

                                    [GRAPHIC]

     In the printed version of the document, a line graph appears which depicts the following plot points:

                                INDEXED RETURNS

                                 Base                        Years Ending
                                Period   --------------------------------------------------
Company Name/Index              Dec 93   Dec 94     Dec 95     Dec 96     Dec 97     Dec 98
-------------------------------------------------------------------------------------------
WEST PHARMACEUTICAL SVCS INC     100     114.28      99.44     122.15     131.14     160.57
S&P 400                          100      98.51     125.10     147.84     183.82     224.85
PEER GROUP                       100     111.63     149.46     185.11     198.58     215.39

                             ADDITIONAL INFORMATION

     Proxy Solicitation Costs. The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. The Company has retained Kisell-Blake Inc., 110 Wall Street, New York, New York 10005, to aid in the solicitation. For these services, the Company will pay Kisell-Blake Inc. a fee of $4,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

     Shareholder Proposals for the 2000 Annual Meetings. Any shareholder of record may submit a shareholder proposal for consideration at the 2000 annual meeting or propose director candidates for consideration by the Nominating and Corporate Governance Committee. In either case, your written proposal must be received by the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania 19341, on or before January 28, 2000, (90 days before the anniversary date of the 1999 Annual Meeting on April 27, 1999). Your notice must include information about yourself and your nominee, including name and address, the number of shares you own, your intention to appear in person or by proxy at the meeting to nominate your nominee(s), a description of all arrangements or understandings between yourself and each of your nominee(s) and any other person or persons for which the nominations are to be made and other information required by Securities and Exchange Commission proxy rules. The chairman of the meeting may refuse to acknowledge your nomination(s) if it is not made in accordance with these instructions.

     To obtain a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates you may contact the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania, 19341.


                                   By Order of the Board of Directors


                                   JOHN R. GAILEY III
                                   Vice President, General Counsel and Secretary

March 24, 1999

                                                                          [LOGO]

PROXY
                       WEST PHARMACEUTICAL SERVICES, INC.
                 101 Gordon Drive, Lionville, Pennsylvania 19341
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John R. Gailey III and Steven A. Ellers as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 17, 1999, at the Annual Meeting of Shareholders to be held on April 27, 1999 or any postponement or adjournment thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

                         (To be Signed on Reverse Side)

|X|    Please mark your
       votes as in this
       example.


                   FOR                WITHHOLD AUTHORITY                                                 FOR    AGAINST   ABSTAIN
                 --------             ------------------                                                 ---    -------   -------
1. Election of           all the                to vote for     2. Ratification of the appointment
   3 Class III      | |  nominees       | |     the nominees       of PricewaterhouseCoopers LLP as      | |      | |        | |
   Directors             listed                 listed below       independent accountants of the
                         below                                     corporation for the fiscal year
                                                                   ending December 31, 1999.

               (except as marked to the contrary)               3. Approval of the 1999
                                                                   Non-Qualified Stock Option Plan       | |      | |        | |
(INSTRUCTION:  To withhold authority to vote for any               for Non-Employee Directors.
individual nominee, strike a line through the nominee's name in the list below.)

Tenley E. Albright, John W. Conway, J. Roffe Wike, II           4. In their discretion, the Proxies
                                                                   are authorized to vote upon
                                                                   such other matters as may
                                                                   properly come before the
                                                                   meeting.


                                                                          This Proxy when properly executed will be
                                                                          voted in the manner directed herein by the
                                                                          undersigned shareholder. If no direction is
                                                                          made, this Proxy will be voted FOR Proposals
                                                                          1, 2 and 3.

SIGNATURE(S)________________________________________ DATE ______________

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.